Exhibit 99.1

Elite Pharmaceuticals, Inc. Names Marc Bregman as Chief Financial Officer

Northvale, NJ – April 29, 2021: Elite Pharmaceuticals, Inc. ("Elite" or the "Company") (OTCBB: ELTP), a specialty pharmaceutical company developing and manufacturing niche generic products, announced today that Marc Bregman, CPA, has been appointed as Chief Financial Officer (CFO), effective May 17, 2021. Mr. Bregman and will report to Elite’s President and CEO, Nasrat Hakim.

Mr. Bregman has more than 27 years of financial and operational experience, including positions as Controller at Langan Engineering & Environmental Services and Controller at Chemtrade Logistics. He held corporate financial positions at Chemetall and National Starch & Chemical Company and was a supervisor and senior auditor at Ernst & Young. Mr. Bregman brings experience in financial accounting, financial planning & analysis, governance & compliance, financial auditing, Sarbanes-Oxley Act (SOX) compliance, and cost accounting.

“Marc is a great addition to Elite’s senior leadership team. Marc’s wealth of highly relevant experience and exemplary skills in financial and operational leadership will be an enormous benefit to help Elite in meeting our current and future goals as we grow our business,” said Nasrat Hakim. “We welcome Marc to our team.”

Mr. Bregman has a Bachelor’s degree in Accounting from William Paterson College and a Master of Science in Business degree from the Martin Tuchman School of Management at the New Jersey Institute of Technology. He is a Certified Public Accountant (CPA).

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. is a specialty pharmaceutical company which develops niche generic products. Elite specializes in developing and manufacturing oral, controlled-release drug products. Elite owns multiple generic products which have been licensed to Lannett Company, Glenmark Pharmaceuticals, Inc., and TAGI Pharma. Elite operates a cGMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This press release contains "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, those related to the effects, if any, on future results, performance, or other expectations that may have some correlation to the subject matter of this press release. Readers are cautioned that such forward-looking statements involve, without limitation, risks, uncertainties, and other factors not under the control of Elite, which may cause actual results, performance, or achievements of Elite to be materially different from the results, performance, or other expectations that may be implied by these forward-looking statements. These forward-looking statements may include statements regarding the expected timing of approval, if at all, of products by the FDA, and the actions the FDA may require of Elite in order to obtain such approvals. These forward-looking statements are not guarantees of future action or performance. These risks and other factors are discussed, without limitation, in Elite's filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q, and 8-K. Elite is under no obligation to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

For Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com

www.elitepharma.com